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                                  EXHIBIT 99.1

Media Contact:
Kathryn R. Bloom
Director of Communications
Biogen, Inc.
Tel: (617) 679-2851

Investment Community Contact:
Elizabeth Woo
Manager, Investor Relations
Biogen, Inc.
Tel: (617) 679-2812

                                                           FOR IMMEDIATE RELEASE

                      BIOGEN ANNOUNCES 2-FOR-1 STOCK SPLIT
                         AND NEW SHAREHOLDER RIGHTS PLAN

CAMBRIDGE, MA (April 16, 1999) - Biogen, Inc. (NASDAQ/BGEN) today announced that its Board of Directors has approved a two-for-one stock split of its Common Stock, subject to the approval by Biogen shareholders of an amendment to the Company's articles of organization to increase the Company's authorized common stock. The proposed increase, which will be acted upon at the Company's annual meeting to be held on June 11, 1999, is necessary to give the Company a sufficient number of shares to consummate this split. If the proposed increase is approved, the stock split will be effected through a stock dividend of one additional common share for every share held, payable on June 25, 1999, to stockholders of record at the close of business on June 11, 1999. As a result of the stock split, the number of outstanding shares of the Company's Common Stock will increase to approximately 150,435,916.

Jim Vincent, Biogen's Chairman and Chief Executive Officer, said, "The stock split is in keeping with the Company's long-term strategy of broadening our shareholder base and increasing the liquidity of the Company's shares. This action reflects our commitment to our stockholders and expresses our enthusiasm for the Company's opportunities for continued growth."

Biogen also announced that its Board of Directors has adopted a new shareholder rights plan. The new shareholder rights plan replaces the Company's current rights plan when it expires on May 8, 1999. In addition to certain other modifications, the new rights plan increases the purchase price of each right to $850.00, subject to adjustment. The rights will be exercisable only if a person or group acquires or announces an intent to acquire 20 percent or more of the Company's common stock. The new purchase price reflects the significant increase in the Company's stock price and long-term value since the current rights plan was adopted in 1989. The rights expire on May 8, 2009, or earlier under certain circumstances, including redemption. In adopting the new plan, the Company stated that it was not doing so in response to any known effort to acquire the Company, and that the plan is designed to assure that all Biogen shareholders will receive fair and equal treatment in the event of any unsolicited attempt to
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acquire the Company. A detailed summary of the rights will be mailed to stockholders of record on May 8, 1999, and a complete copy of the plan will be filed with the SEC.

Biogen, Inc., winner of the 1998 U.S. National Medal of Technology, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. Headquartered in Cambridge, MA, the Company's revenues are generated from worldwide sales of AVONEX(R) (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis, and from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen's research and development activities are focused on novel products for multiple sclerosis, inflammatory, respiratory, kidney and cardiovascular diseases and in developmental biology and gene therapy. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.

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